EXHIBIT 10.1

                                    AGREEMENT


         This Agreement (this "Agreement") is made as of April 30, 2007, between CoActive Marketing Group, Inc., a Delaware corporation ("CoActive") and Erwin Mevorah ("Mevorah").

                                    RECITALS

         WHEREAS, Mevorah and CoActive are parties to an Employment Agreement, dated as of April 1, 2005 (the "Employment Agreement"), pursuant to which Mevorah is currently employed as CoActive's Chief Financial Officer; and

         WHEREAS, Mevorah and CoActive have agreed to the termination of the Employment Agreement, and the settlement and release of claims by each party on the terms set forth herein.

         NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

         1. Termination of Employment Agreement; Resignation. Effective as of April 30, 2007 (the "Effective Date"), without any further action of the parties hereto, the Employment Agreement shall, except as expressly set forth below, be terminated and of no further force and effect, and Mevorah shall cease to be an officer or employee of CoActive and its subsidiaries.

         2.       Severance and Bonus Payments.
                  ----------------------------

                  (a) Mevorah shall be entitled to receive six months' severance payments ("Severance Payments") in the aggregate amount of $153,000. The Severance Payments shall be paid to Mevorah in periodic installments in accordance with CoActive's regular payroll practices over the six-month period beginning May 1, 2007 (the "Severance Period"), provided Mevorah is then in compliance, in all material respects, with his obligations under this Agreement. Notwithstanding the foregoing, the Severance Payments shall be reduced on a dollar-for-dollar basis by the amount Mevorah earns for providing personal services during the Severance Period, provided that in no event shall the Severance Payments be reduced by more than $51,000. Mevorah hereby agrees to mitigate the Severance Payments payable hereunder by using reasonable efforts to obtain other employment during the Severance Period.

                  (b) In addition, Mevorah shall be entitled to retain possession of the laptop computer and router currently used by him in connection with his employment by CoActive, and shall be paid for an aggregate of nine (9) accrued and unused vacation and personal days through April 30, 2007, in the amount of $10,592.30.

                  (c) CoActive shall also pay Mevorah the $65,000 cash bonus recently approved for payment to him, provided, however, that such bonus shall be paid to Mevorah at the same time and only to the same extent as the bonuses recently approved for payment to other executive and senior managers of CoActive at a Board of Directors meeting held April 2, 2007 ("Management Bonuses") are paid to such other employees. Such bonus shall be payable to Mevorah notwithstanding that he is not an employee of CoActive at the time the Management Bonuses are paid. Mevorah acknowledges and agrees that the Management

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Bonuses are not expected to be paid until the completion of the audit of
CoActive's financial statements for its fiscal year ended March 31, 2007.

                  (d) All references herein to amounts to be paid to Mevorah are to the gross amounts thereof which are due hereunder. CoActive shall have the right to deduct therefrom all taxes which may be required to be deducted or withheld by applicable law

          3.      Release.
                  -------

                  (a)      In exchange for the consideration provided for by
Section 2 hereof, Mevorah for himself and for his heirs, executors, administrators and assigns (hereinafter referred to collectively as "Releasors"), forever releases and discharges CoActive and any of its now or hereafter existing subsidiaries, parent companies, divisions, affiliates or related business entities, successors and assigns and any of their past or present shareholders, directors, officers, attorneys, agents, trustees, administrators, employees or assigns (whether acting as agents for CoActive or in their individual capacities) (hereinafter referred to collectively as "Releasees"), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have or may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date hereof; provided however that the release hereunder shall not release CoActive from any obligations under that certain Indemnity Agreement, dated November 8, 2006, between CoActive and Mevorah (the "Indemnity Agreement").

                  (b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release Releasees from any and all claims, whether known or unknown, which Releasors ever had, now have and may have (other than under the Indemnity Agreement) against Releasees, including but not limited to any claims, whether or not asserted, arising out of Mevorah's employment with Releasees and/or his termination from such employment, including but not limited to: (i) any claim under the Civil Rights Act of 1964, as amended; (ii) any other claim of discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (iii) any claim arising out of the terms and conditions of Mevorah's employment with CoActive, his termination from such employment, and/or any of the events relating directly or indirectly to or surrounding such termination; (iv) any claim of discrimination or breach of fiduciary duty under the Employee Retirement Income Security Act of 1974, as amended (except claims for accrued vested benefits under any employee benefit plan of CoActive in accordance with the terms of such plan and applicable law); (v) any claim arising under the Federal Age Discrimination in Employment Act of 1997, as amended ("ADEA"), and the applicable rules and regulations thereunder; and (vi) any claim for attorney's fees, costs, disbursements and/or the like.

         4. Covenant not to Sue. Mevorah covenants, except to the extent prohibited by law, not to commence, maintain, prosecute or participate in any action, charge, complaint or proceeding of any kind (on his own behalf and/or on behalf of any other person or entity and/or on behalf of or as a member of any alleged class of persons) in any court, or before any administrative or investigative body or agency (whether public, quasi-public or private), except if otherwise required by law, against Releasees with respect to any act, omission, transaction or occurrence up to and including the date on which this Agreement is executed.

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          5.      Cooperation.
                  -----------

                  (a) Mevorah agrees to cooperate with the reasonable inquiries of CoActive and its counsel in connection with any action, proceeding or litigation relating to any matter in which Mevorah was involved or of which Mevorah has knowledge as a result of or in connection with his employment by CoActive.

                  (b) In addition Mevorah shall also cooperate with CoActive and its current and former auditors by responding telephonically to any reasonable questions they may have in connection with their review and audit, as applicable, of financial statements required to be filed by CoActive with the Securities and Exchange Commission with respect to periods during which Mevorah was employed by CoActive.

         6. Non-Disparagement. Mevorah agrees that he will not at any time, orally or in writing, willfully denigrate, disparage, ridicule or criticize, or willfully make any derogatory, disparaging or damaging statements (or induce or encourage others to engage in any such act) regarding CoActive and any of its subsidiaries, divisions, affiliates or related business entities, successors and assigns and any of their past or present shareholders, directors, officers, attorneys, agents, trustees, administrators, employees or any other representatives of CoActive or any of their respective products or properties, including by way of news interviews or the expression of personal views, opinions or judgments to the media. CoActive agrees that it will not at any time, orally or in writing, willfully denigrate, disparage, ridicule or criticize, or willfully make any derogatory, disparaging or damaging statements (or induce or encourage others to engage in any such act) regarding Mevorah, including by way of news interviews or the expression of personal views, opinions or judgments to the media.

         7. Nondisclosure and Non-Compete. Following the date hereof, Mevorah shall continue to be bound by the provisions of Article 6 and Sections
8.2 and 8.3 of the Employment Agreement in accordance with the terms thereof.

         8. Acknowledgment. Mevorah acknowledges that: (i) he has carefully read this Agreement in its entirety; (ii) he has been advised by CoActive to seek the advice of an attorney; (iii) he has had an opportunity to consider fully the terms of this Agreement; (iv) he has been give 21 days in which to consider whether to enter into this Agreement, which he has waived; (v) he fully understands the significance of all the terms and conditions of this Agreement; (vi) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (vii) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

         9. Notices. All notices, requests, claims, demands and other communications hereunder, other than requests of CoActive and responses of Mevorah under Section 5, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9):

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                  (a)      if to CoActive:

                           CoActive Marketing Group, Inc.
                           75 Ninth Avenue
                           New York, New York 10011
                           Telecopy:  (212) 660-3860
                           Attention:  Chief Executive Officer

                  (b)      if to Mevorah:

                           Erwin Mevorah
                           44 North Wyoming Avenue
                           South Orange, New Jersey 07079

         10. Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York without reference to its choice of law rules.

         11. Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         12. Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party to be charged.

         13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

         14. Severability. The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

         15. Revocation. Mevorah shall have seven days from the date he signs this Agreement to revoke his release of his rights under the ADEA by delivering a written revocation to CoActive, which action by Mevorah shall revoke such release. If Mevorah revokes such release, then all of the provisions of this Agreement shall be void and unenforceable except for Section 1 hereof.




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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                       COACTIVE MARKETING GROUP, INC.


                                       By: /s/ CHARLIE TARZIAN
                                           -------------------------------------
                                           Name:  Charlie Tarzian
                                           Title: Chief Executive Officer



                                       /s/ ERWIN MEVORAH
                                       -----------------------------------------
                                       Erwin Mevorah








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